UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2009

STANDARD PACIFIC CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10959 (Commission File Number)	33-0475989 (IRS Employer Identification No.)

26 Technology Drive Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:                        (949) 789-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On September 24, 2009, Standard Pacific Corp. (the "Company"), issued a press release announcing an increase in the maximum payment amount and early tender results of its previously announced cash tender offers for its 6 1/2% Notes due August 15, 2010 (the "2010 Notes"), 6 7/8% Notes due May 15, 2011 (the "2011 Notes") and 7 3/4% Notes due March 15, 2013 (the "2013 Notes," and collectively with the 2010 Notes and 2011 Notes, the "Notes") (each offer, as supplemented or amended from time to time, a "Tender Offer," and collectively, the "Tender Offers").  The Tender Offer for the 2010 Notes includes a consent solicitation for the amendment of the supplemental indenture governing the 2010 Notes to modify or remove certain restrictive covenants (such solicitation, the "Consent Solicitation").

As of the previously announced early tender deadline of 5:00 p.m., New York City time, on September 23, 2009, according to information provided by the depositary, $132,400,000 of the 2010 Notes, $121,447,000 of the 2011 Notes and $3,340,000 of the 2013 Notes have been validly tendered and not withdrawn.  Based on such tenders, a majority in principal amount of the 2010 Notes have been validly tendered and not withdrawn, which is sufficient to approve the Consent Solicitation.  The Company also increased the maximum payment amount in the Tender Offers from $175,000,000 to $260,000,000.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2009
STANDARD PACIFIC CORP.
By: /s/ JOHN M. STEPHENS
Name: John M. Stephens Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 24, 2009.